AMENDMENT NO. 1 TO DISTRIBUTION AGREEMENT

THIS AMENDMENT NO. 1 TO DISTRIBUTION AGREEMENT (this “Amendment”), effective as of May 19, 2022, by and among The James Alpha Funds Trust, a Delaware statutory trust (the “Trust”), Easterly Funds LLC, a limited liability company organized under the laws of the state of Delaware (the “Advisor”), and Ultimus Fund Distributors, LLC, a limited liability company organized under the laws of the state of Ohio (“Distributor”) (collectively, the “Parties” and each a “Party”).

WHEREAS, the Parties entered into that certain Distribution Agreement dated February 2, 2021 (the “Agreement”);

WHEREAS, the Trust is launching new funds to be managed by Easterly Investment Partners LLC (“Easterly”) and the Parties wish to add those new funds to the list of funds on Schedule A to the Agreement; and

WHEREAS, the Parties wish to add Easterly as a party to the Agreement and arrange for Easterly’s signature to the Agreement and Distribution Fee Letter.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the Parties agree as follows:

1.	Amendments.

(a)	By virtue of its signature below, Easterly is joined as and shall hereafter be for all purposes a Party to the Agreement.

(b)	Schedule A to the Agreement hereby is deleted in its entirety and replaced with the Schedule A attached hereto, as the same may be amended from time to time.

(c)	The Distribution Fee Letter to the Agreement hereby is deleted in its entirety and replaced with the Distribution Fee Letter attached hereto, as the same may be amended from time to time.

2.	Miscellaneous.

(a)	Except as amended hereby, the Agreement shall remain in full force and effect.

(b)	This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Signature page follows

IN WITNESS WHEREOF, each Party has caused this Amendment to be executed by its duly authorized officer as of the date and year first above written.

The James Alpha Funds Trust By: /s/ Michael J. Montague Name: Michael J. Montague Title: Principal Financial Officer	Ultimus Fund Distributors, LLC By: /s/ Kevin Guerette Kevin Guerette President
Easterly Funds LLC By: /s/ Michael J. Montague Name: Michael J. Montague Title: Chief Operating Officer
Easterly Investment Partners LLC By: /s/ Amaris Sahota Name: Amaris Sahota Title: Chief Operating Officer

AMENDED SCHEDULE A

dated May 19, 2022

to the Distribution Agreement

between

The James Alpha Funds Trust and

Ultimus Fund Distributors, LLC
dated February 2, 2021

Fund Portfolio(s)

Easterly Global Macro Fund
Easterly Global Real Estate Fund

Easterly Multi Strategy Alternative Income Fund
Easterly Hedged Equity Fund

Easterly Hedged High Income Fund
Easterly Total Hedge Portfolio
Easterly EHS Fund

Easterly Structured Credit Value Fund
Easterly Snow Small Cap Value Fund
Easterly Snow Long/Short Opportunity Fund

Distribution Fee Letter

for

each Fund listed on Schedule A a series of

The James Alpha Funds Trust

This Fee Letter applies to the Services provided by Ultimus Fund Distributors, LLC (“Distributor”) to The James Alpha Funds Trust (the “Trust”), on behalf of each Fund listed on Schedule A (the “Fund”), pursuant to the Distribution Agreement, dated February 2, 2021 (this “Agreement”).

1.	Fees
1.1.	For the Distribution Services provided under the Distribution Agreement, Distributor shall be entitled to receive an annual fee of $_____ from each Fund listed on Schedule A and/or from the investment advisor(s) to such Fund(s) (the “Advisor”), paid on the first business day following the end of each month, or at such time(s) as Distributor shall request and the parties hereto shall agree.

1.2.	The Fees are computed daily and payable monthly, along with any out-of-pocket expenses. The Trust, a Fund and/or the Advisor agrees to pay all fees within 30 days of receipt of each invoice. Distributor retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Distributor of the Trust’s, the Fund’s or the Advisor’s default or prevent Distributor from exercising any other rights and remedies available to it.

2.	Out-Of-Pocket Expenses

In addition to the above fees, the Trust, the Fund and/or the Advisor will reimburse Distributor for certain out- of-pocket expenses incurred on the Trust’s behalf, including but not limited to NSCC Fund/SERV fees and any expenses approved by the Trust (or, with respect to the Fund, its investment advisor). All other costs in connection with the offering of the shares of beneficial interest (the “Shares”) will be paid by the Trust, a Fund, or the Advisor in accordance with agreements between them as permitted by Applicable Law as discussed in Section

4.2 of the Distribution Agreement.

3.	Term

3.1.	Initial Term. This Fee Letter shall continue in effect, unless earlier terminated by either party as provided under Section 9 of the Distribution Agreement, until the expiration of the Distribution Agreement’s Initial Term (the “Initial Term”).

3.2.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall renew for successive 1-year periods (each a “Renewal Term”) subject to annual approval of such continuance by the Board of the Trust, including the approval of a majority of the Trustees of the Trust who are not interested persons of the Trust or of Distributor by vote cast in person at a meeting called for the purpose of voting on such approval.

4.	Amendment

The parties may only amend this Fee Letter by written amendment signed by both parties.

Signatures are located on the next page.

The parties duly executed this Distribution Fee Letter dated May 19, 2022.

The James Alpha Funds Trust		Ultimus Fund Distributors, LLC
on its own behalf and on behalf of the Funds
By: /s/ Michael J. Montague	By:	/s/ Kevin Guerette
Name: Michael J. Montague	Name:	Kevin Guerette
Title: Principal Financial Officer	Title:	President

The undersigned investment advisors each hereby acknowledge and agree to the terms of this Distribution Fee Letter.

Easterly Funds LLC
By: /s/ Michael J. Montague
Name: Michael J. Montague
Title: Chief Operating Officer

Easterly Investment Partners LLC
By: /s/ Amaris Sahota
Name: Amaris Sahota
Title: Chief Operating Officer